Exhibit 99.1

BIOCARDIA REPORTS THIRD QUARTER 2023 BUSINESS HIGHLIGHTS AND FINANCIAL RESULTS

Sunnyvale, Calif. – November 8, 2023 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reports financial results for the third quarter of 2023 and filed its quarterly report on Form 10-Q for the three and nine months ended June 30, 2023 with the Securities and Exchange Commission. The Company will also hold a conference call at 4:30 PM ET today in which it will discuss business highlights. Following management’s formal remarks, there will be a question-and-answer session.

“We have increased confidence in the potential of our autologous CardiAMP Cell Therapy program in ischemic heart failure based on the recent interim data from 136 procedures and in Chronic Myocardial Ischemia based on the first four patients enrolled. We are also focused strategically on advancing these two clinical programs in a cash neutral fashion with the benefit of the Medicare reimbursement obtained previously. Similarly, we are working to secure grants and partnerships around our allogeneic programs to support their clinical development, and implementing a recurring revenue biotherapeutic delivery partnering model with our experienced world class team and our Helix biotherapeutic delivery system.” said Peter Altman, President and CEO of BioCardia. “The success of these efforts will be evidenced by reductions to our net loss, with increases in partnering and grant revenues, while delivering significant clinical data on our therapeutic candidates.”

RECENT BUSINESS HIGHLIGHTS:

CardiAMP® Autologous Cell Therapy for Patients with Ischemic Heart Failure (BCDA-01)

The CardiAMP Cell Therapy Trial for Heart Failure is an ongoing randomized, double-blinded, controlled clinical trial in the United States that was approved for up to 260 patients at up to 40 clinical centers. On July 21, 2023, the study’s Data Safety Monitoring Board (DSMB) recommended that enrollment in the trial be paused based on an analysis of trial data and the primary endpoint assessment, unrelated to any emergent safety events, and pending an outcome analysis of patients currently completing one year follow-up as well as the interim results of newly enrolled patients completing their imminently scheduled treatment. Further, the DSMB recommended that the blind not be broken to protect the integrity of the outcomes yet to be collected and to ensure the study may be restarted without compromise after completion of the one-year data analysis.

The Company has determined that it would be difficult, if not impossible, to restart the trial as currently designed after completing the one-year data analysis in the fourth quarter of 2024. During the third quarter of 2023, BioCardia worked with the DSMB to unblind a small committee within the Company to review the closed session DSMB report of interim study results to better understand the rationale behind their recommendation. After reviewing the interim dataset as presented to the DSMB, along with the finding that the primary endpoint at one year was unlikely to be met with the current study design, management concurs with the DSMB recommendation to follow patients through one-year follow-up, while maintaining the study double-blind to protect the integrity of the outcomes yet to be collected for the one-year data analysis anticipated late next year.

In the interim data from the July DSMB review, 102 randomized patients in the CardiAMP Cell Therapy trial followed for up to 24 months showed a 37% relative risk reduction of cardiac death equivalents and an 18% relative risk reduction in major adverse cardiac and cerebrovascular events (MACCE).

In addition, the available interim data showed that for an important subset of patients who presented at the screening/baseline visit with higher levels of NT-proBNP, a well-established biomarker of increased heart failure and stress to the heart, the reduction in heart death equivalent and MACCE were even greater. In patients with NT-pro BNP levels greater than 500 pg/ml at baseline, an analysis of all available data up to two years shows improvements over controls including a 59% relative risk reduction in mortality and a 54% relative risk reduction of MACCE. Further, all clinical outcomes included in this subset analysis favored cell therapy including improved quality-of-life as measured using the Minnesota Living with Heart Failure Questionnaire, reduction of NT-proBNP levels, greater Six Minute Walk distance, and improved left ventricular ejection fraction, left ventricular end systolic volume and left ventricular end diastolic volume. Both the reduced heart death equivalents (p=.028) and improved quality of life as measured using the Minnesota Living with Heart Failure Questionnaire (p=0.016) demonstrated statistical significance favoring therapy.

On October 11, 2023, after an additional four patients were randomized subsequent to the DSMB review, the Company announced completion of enrollment in the CardiAMP Cell Therapy Heart Failure Trial and initiation of a discussion with the FDA on a second pivotal study protocol adapted for the responders in the initial trial with the objective of gaining FDA marketing approval.

BioCardia has submitted a proposed CardiAMP Heart Failure II study protocol for FDA review, which includes an eligibility requirement that enrolled patients have an NT-proBNP at baseline greater than 500 pg/ml. The proposed primary endpoint is also modified from the primary endpoint in the currently ongoing study. The new endpoint proposed is a similar hierarchical composite endpoint consisting of all-cause death, the cardiac death equivalents of heart transplant and left ventricular assist device (LVAD) implantation, heart failure hospitalizations, worsening heart failure events treated as an outpatient, and change in quality-of-life with a follow-up duration ranging from a minimum of 12 to a maximum of 24 months. Should this study protocol be approved by the FDA and advanced by BioCardia, it may be possible to significantly offset clinical costs with the Medicare reimbursement of up to $20,000 now in place for both the control and treatment arms of this investigational therapeutic study.

In June 2023, the Company completed its submission of the CardiAMP Cell Therapy System to Japan’s Pharmaceutical and Medical Device Agency (PMDA) towards approval for the indication of ischemic heart failure with reduced ejection fraction (HFrEF) based on existing safety and efficacy data. In July, the formal consultation was reviewed and accepted by the PMDA for the consultation with some clarifying questions, which have been addressed. In October, the Company provided an update at PMDA’s requests on the current Phase III study status in the United States, and a formal consultation is scheduled for November 21, 2023. While subsequent interactions and consultations with the PMDA are expected, the CardiAMP Cell Therapy System has potential to be the first minimally invasive catheter-based cell therapy available in Japan.

CardiAMP® Autologous Cell Therapy for Patients with Chronic Myocardial Ischemia (BCDA-02)

The CardiAMP Cell Therapy Trial for Chronic Myocardial Ischemia is a Phase III, multi-center, randomized, double-blinded, controlled study of up to 343 patients at up to 40 clinical sites. The trial has been activated at two clinical sites and four patients have been treated. The Company expects to complete the roll-in cohort of patients in the fourth quarter of 2023 and begin the randomized phase of the trial.

CardiALLO™ Allogeneic Cell Therapy for Ischemic HFrEF (BCDA-03)

The CardiALLO Allogeneic Cell Therapy for Ischemic HFrEF is a first-in-human Phase I/II 69 patient clinical trial designed to patients with New York Heart Association Class II and III ischemic heart failure with ischemic HFrEF, including those whose own cell composition makes them ineligible for the Company’s Phase III CardiAMP Heart Failure Trial. The first patient is expected to be treated in the fourth quarter of 2023. This study follows three previous clinical trials with MSCs cosponsored by the Company in ischemic heart failure, with 93 patients treated using the Helix delivery system.

Helix™ Biotherapeutic Delivery System

BioCardia’s Helix Biotherapeutic Delivery System (Helix) delivers therapeutics into the heart muscle with a penetrating helical needle from within the heart. It enables local delivery of cell and gene-based therapies, including BioCardia’s own cell therapies.  The delivery platform includes proprietary approved steerable guide systems, approved delivery catheters, and investigational imaging navigation.

The Company’s biotherapeutic delivery team has active discussions with current and prospective partners regarding programs utilizing the Helix platform and expects to finalize up to two licensing and development relationships during the fourth quarter of this year.  These relationships are intended to share the costs of ongoing maintenance of and advances in the valuable enabling platform, and for BioCardia shareholders to benefit from the future success of these partnered programs. In September, CellProthera announced completion of enrollment in the Phase I/II cell therapy study in post-myocardial infarction.

Third Quarter 2023 Financial Results:

>	Revenues were approximately $357,000 for the three months ended September 2023, compared to approximately $212,000 for the three months ended September 2022.

>	Research and development expenses were approximately $1.9 million for the three months ended September 2023, compared to approximately $2.1 million for the three months ended September 2022.

>	Selling, general and administrative expenses were approximately $1.1 million for the three months ended September 2023 and for the three months ended September 2022.

>	Our net loss was approximately $2.6 million for the three months ended September 2023, compared to approximately $3.1 million for the three months ended September 2022.

>	Net cash used in operations for the three months ended September 2023 was approximately $2.4 million, as compared to approximately $2.0 million for the three months ended September 2022.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

>	BCDA-01: CardiAMP Cell Therapy for Heart Failure Phase III Trials

-	Q4 2023: CardiAMP HF Trial II FDA Protocol Approval

-	Q4 2023: Japan PMDA Formal Consultation

>	BCDA-02: CardiAMP Cell Therapy for Chronic Myocardial Ischemia Phase III Trial

-	Q4 2023: Completion of Roll-in Cohort and Transition to Randomized Pivotal Trial

>	BCDA-03: NK1R+ MSC Allogeneic Cell Therapy in Ischemic HFrEF Phase I/II Trial

-	Q3 2023: Completion of Low Dose Cohort

>	Helix Biotherapeutic Delivery System

-	Q4 2023: Update on Licensing / Partnerships

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in development. BioCardia also partners with other biotherapeutic companies to provide its delivery systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services. For more information visit: www.BioCardia.com.

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10184161/faf88f5b32.  Please note that registered participants will receive their dial-in number upon registration.  For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730 and ask to be connected to the BioCardia call. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=bPAksYvP.

A webcast replay of the call will be available approximately one hour after the end of the call at the above links. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 855-669-9658 (Canada) by using access code 8151652.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the availability of data from our clinical trials, filings and communications with the FDA and Japan’s Pharmaceutical and Medical Device Agency, FDA and Japanese product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, the expected benefits of our intellectual property, the future prospects for BCDA-01 and the regulatory timeline and process associated with such trial, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors,” and in our subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2023	2022	2023	2022
Revenue:
Net product revenue	$—	$2	$—	$3
Collaboration agreement revenue	357	210	464	1,243
Total revenue	357	212	464	1,246
Costs and expenses:
Research and development	1,872	2,144	6,570	6,634
Selling, general and administrative	1,083	1,128	3,454	3,495
Total costs and expenses	2,955	3,272	10,024	10,129
Operating loss	(2,598)	(3,060)	(9,560)	(8,883)
Other income (expense):
Total other income, net	24	3	61	4
Net loss	$(2,574)	$(3,057)	$(9,499)	$(8,879)

Net loss per share, basic and diluted	$(0.12)	$(0.17)	$(0.46)	$(0.51)

Weighted-average shares used in computing net loss per share, basic and diluted	21,615,655	17,844,991	20,731,050	17,523,837

BioCardia, Inc.

Selected Balance Sheet Data

(amounts in thousands)

	September 30,	December 31,
	2023(1)	2022(1)

Assets:
Cash and cash equivalents	$1,835	$7,363
Other current assets	281	501
Property, equipment and other noncurrent assets	1,631	1,929
Total assets	$3,747	$9,793
Liabilities and Stockholders’ Equity
Current liabilities	$3,330	$3,585
Operating lease liability - noncurrent	1,077	1,316
Total stockholders’ equity (deficit)	(660)	4,892
Total liabilities and stockholders’ equity (deficit)	$3,747	$9,793

(1) September 30, 2023 amounts are unaudited. December 31, 2022 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission on March 29, 2023.

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Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120